UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 26, 2011
MEDCATH CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-33009	56-2248952

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10720 Sikes Place Charlotte, North Carolina	28277

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (704) 708-6600
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
On August 26, 2011 MedCath Corporation (“MedCath”) entered into a definitive agreement to sell substantially all the assets of Hualapai Mountain Medical Center (“HMMC”) in Kingman, Ariz., to Kingman Regional Medical Center (“KRMC”). The transaction valued the assets of Hualapai Mountain Medical Center, along with 18.6 acres of adjacent undeveloped land owned by Medcath, at $31.0 million plus retention of working capital. Anticipated net proceeds to MedCath, including benefits from the liquidation of retained accounts receivable and realization of tax losses on the sale, and after closing costs, payment of known liabilities and the currently anticipated acquisition of the partnership’s minority investors’ ownership in accordance with the terms of an agreement entered into by MedCath and the minority partners of the hospital, is anticipated to total approximately $42.0 million. The anticipated net proceeds do not include any reserves for unknown or contingent liabilities retained by the limited liability company that owns HMMC. The limited liability company that owns HMMC is retaining liabilities arising from the ownership and operation of the hospital prior to the closing of the sale. On August 26, 2011, KRMC made a $15 million deposit towards the purchase price with an escrow agent. If the transaction does not close on or before November 30, 2011, or is terminated, due to a default by KRMC, that deposit would be paid to HMMC as liquidated damages. If the transaction does not close on or before November 30, 2011, or is terminated, for any other reason, that deposit would be returned to KRMC. KRMC has the right to indemnification from MedCath and HMMC in the event that prior to September 2, 2011 KRMC gives written notice to MedCath that the final real esate survey which was delivered after August 26, 2011 reveals material defects or issues with respect to the real estate included in the assets of HMMC, and if such defects or issues cannot be cured for less than a total cost of $5 million, then KRMC has the right to terminate the August 26, 2011 Asset Purchase Agreement.
In order to avoid additional operating losses occurring at HMMC, the closure of HMMC has been initiated and is expected to occur by September 30, 2011. MedCath is expected to incur approximately $4,000,000 in costs in connection with the closure of HMMC.
The foregoing summary is qualified in its entirety by reference to the actual August 26, 2011 Asset Purchase Agreement by and among Kingman Hospital, Inc., DBA Kingman Regional Medical Center, Hualapai Mountain Medical Center, LLC and MedCath Incorporated, which is filed as an Exhibit 2.1 hereto.
Item 9.01. Financial Statements and Exhibits

Exhibit 2.1	Asset Purchase Agreement dated August 26, 2011 by and Among Kingman Hospital, Inc., DBA Kingman Regional Medical Center, Hualapai Mountain Medical Center, LLC and MedCath Incorporated.
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDCATH CORPORATION
Date: September 1, 2011	By:	/s/ James A. Parker
James A. Parker
Executive Vice President and Chief Financial Officer
INDEX TO EXHIBITS

Exhibit No.	Description

Exhibit 2.1	Asset Purchase Agreement dated August 26, 2011 by and Among Kingman Hospital, Inc., DBA Kingman Regional Medical Center, Hualapai Mountain Medical Center, LLC and MedCath Incorporated.